UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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RMR Real Estate Income Fund

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To our shareholders,

In the pages that follow, you will find data summarizing our financial results and position for the year ended December 31, 2019 and financial position as of December 31, 2019.

For the year ended December 31, 2019, our total return on net asset value, or NAV (including NAV changes and assuming a hypothetical reinvestment of distributions at NAV), was 35.8%.  The annualized distribution rate on our NAV at December 31, 2019, based on our annualized fourth quarter dividend, was 5.3%.  Also, for the year ended December 31, 2019, our total return on the market price of our common shares (including hypothetical reinvestment of distributions at market price) was 43.4%. The annualized distribution rate on the market price of our common shares at December 31, 2019, based on our annualized fourth quarter dividend, was 6.5%.

The total return for the Morgan Stanley REIT Index (the “RMS Index”) in 2019 was 25.8% compared to the our total return on NAV of 35.8%.  Our outperformance compared to the RMS Index during 2019 was primarily due to our overweight position in higher yielding REIT common and preferred securities in our investment portfolio compared to the RMS Index, and those securities appear to have been particularly positively impacted by investors’ appetite for high yielding securities after the Fed decreased short term interest rates three times during the year.

On February 24, 2020, we announced the filing of a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) to hold a Special Meeting for shareholders to consider a proposal to change our business from investing in equity securities of real estate companies to originating and investing in mortgage loans secured by middle market and transitional commercial real estate, and to amend our fundamental investment policies and restrictions to permit us to pursue our new business (the “Business Change Proposal”). The Business Change Proposal was unanimously approved by our Board of Trustees, including all the members of the Board who are independent trustees (the “Independent Trustees”). The implementation of the Business Proposal would result in our pursuing a commercial mortgage REIT business strategy.

In pursuing a commercial mortgage REIT business strategy, we will focus on originating and acquiring first mortgage whole loans, generally of $50.0 million or less, secured by middle market and transitional commercial real estate.

Our Board of Trustees believes the Business Change Proposal is the best path for us to increase shareholder value because it has the potential to meaningfully increase the distributions paid to our shareholders in the future as well as the price at which our common shares trade relative to NAV.

Adoption of the Business Change Proposal is expected to provide the following opportunities and benefits for our shareholders:

•                  Provides potential path to long-term distribution growth. Our current managed distribution rate is not supported by current and forecasted cash flow from earnings and in recent quarters has been supplemented by capital gains distributions. Without action, our distribution rate would likely need to be reduced beginning in 2020 from its current $0.33 per common share on a quarterly basis in order to make regular quarterly distributions sustainable over the long term.

While distributions might be temporarily reduced during the Business Change Proposal implementation, implementation of a commercial mortgage REIT business strategy could provide our shareholders an opportunity to return to, or possibly, meaningfully exceed, the current distribution rate once the business plan as a commercial mortgage REIT is fully implemented.

•                  Positions the Fund to weather economic downturns. Debt is senior to equity and may offer lower risk of income volatility, particularly in a declining economic environment where common share distributions are likely the first income streams to come under pressure. Implementation of a commercial mortgage REIT business strategy could provide our shareholders with a debt-focused investment strategy that provides a more favorable risk-return tradeoff than equity investments in listed real estate securities.

•                  Leverages the experience of RMR Advisors and its affiliates to take advantage of current financing environment. With a decrease in available capital from traditional commercial real estate (CRE) debt providers, borrowers are looking to alternative CRE lenders who can operate with fewer regulatory constraints. Additionally, a large volume of maturing loans in the next five years may result in the need for borrowers to refinance assets. By implementing a commercial mortgage REIT business strategy, we can leverage RMR Advisors LLC, or RMR Advisors, or our Advisor, and its affiliates’ experience originating loans to take advantage of the current environment to pursue opportunities that may have attractive risk adjusted investment returns.

•                  Establishes new investment objective to balance capital preservation with generating risk adjusted returns: Our Board has determined that a change from an objective of paying a high level of current income to common shareholders, with capital appreciation, to one of balancing capital preservation with generating attractive risk adjusted returns through a commercial mortgage REIT business strategy may allow more flexibility to take advantage of changing market conditions and improve long term shareholder value.

•                  Provides a catalyst to minimize or eliminate valuation gap. Our common shares have historically traded at a discount to NAV, even when returns have been better than our benchmark index and peer group. Many commercial mortgage REITs that follow our intended business strategy following the Business Change Proposal have historically traded at, or in excess of, NAV.

If the Business Change Proposal is approved by shareholders, we will begin to realign our portfolio consistent with our new business strategy as a commercial mortgage REIT and file an application with the SEC to deregister as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). We intend to sell our existing investments and transition our portfolio into commercial mortgages as opportunities within the new business strategy arise.

After deregistration, our Board anticipates we would terminate our existing investment advisory agreement and enter into a new management agreement with our Advisor or one of its affiliates to provide day-to-day management.

We anticipate seeking to maintain a quarterly distribution as high as reasonably practicable. Our Advisor has committed to bear all third-party costs and expenses related to consideration and approval of the Business Change Proposal.

With the Business Change Proposal, we intend to operate as a commercial mortgage REIT. The full implementation of the Business Change Proposal is anticipated to have a positive impact on the sustainability and potential growth of our earnings and distribution rate over the long term. The implementation period may last up to two years, with full implementation not projected until after the SEC issues an order deregistering the Fund under the Investment Company Act.

For more details on the implications of the Business Change Proposal, as well as risks related to the Business Change Proposal, please review the definitive proxy statement on file with the SEC.

Thank you for your continued support.

Sincerely,

Fernando Diaz

President

February 25, 2020

We have filed a definitive proxy statement regarding the Business Change Proposal which is available free of charge at www.rmrfunds.com, or at the SEC’s website, www.sec.gov. Shareholders should read the definitive proxy statement carefully because it contains important information, including information regarding the risks of the Business Change Proposal. Shareholders should make no decision about the Business Change Proposal until reviewing the definitive proxy statement sent to them.

We and our trustees and officers, RMR Advisors and its affiliates’ respective members, trustees, directors, shareholders, officers and employees, Morrow Sodali LLC and other persons may be deemed to be participants in the solicitation of proxies with respect to the Business Change Proposal. Shareholders may obtain more detailed information regarding the direct and indirect interests of the foregoing persons by reading the definitive proxy statement filed with the SEC regarding the Business Change Proposal.

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